EXHIBIT 4.2

Evolving Systems, Inc.

Non-Qualified Stock Option

Option Agreement

March 12, 2007

James E. King, Optionee:

Evolving Systems, Inc. (the “Company”), pursuant to the James E. King Equity Incentive Plan (the “Plan”), has this day granted to you, the optionee named above (“Optionee”), options (the “Options”) to purchase shares of the common stock of the Company (“Common Stock”).  The Options are not intended to qualify and will not be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

The details of your Options are as follows:

1.             Shares

The total number of shares of Common Stock subject to the options are 100,000 shares. Subject to the conditions stated herein, the Options shall be exercisable with respect to each installment shown below on or after the date of vesting applicable to such installment; provided, however, that should your employment terminate for “cause” this option shall be terminated and canceled immediately and shall not be exercisable for any number of shares.  For purposes of this option, “cause” shall mean misconduct including, but not limited to, criminal acts involving moral turpitude or dishonesty.

2.             Vesting Installments

Vesting shall occur over a four (4) year period as follows: Twenty-five percent (25%) of the Options shall vest on the one year anniversary date of the date of the grant (“First Vest Date”).  The remaining seventy-five percent (75%) shall vest in equal quarterly increments thereafter over a three (3) year period, beginning three (3) months after the First Vest Date.

3.             Exercise Price; Payment

The exercise price for the Options is $1.72 per share, being the closing price for the Company’s stock on the date of this grant.  Payment of the exercise price per share is due in full in cash (including check) upon exercise of all or any part of each installment which has become exercisable by you.  Options may be exercised pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by the Company prior to the issuance of Common Stock. Options may not be exercisable for any number of shares which would require the issuance of anything other than whole shares.

4.             Registered Stock

Notwithstanding anything to the contrary contained herein, the Options may not be exercised until the shares issuable upon exercise of the Options are then registered under the Securities Act of 1933, or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

5.             Term; Termination

(a)           The term of the Options commences on the date hereof, and, unless sooner terminated as forth in the Plan, is terminated ten (10) years from the date of grant (March 11, 2017).  In no event may the Options be exercised on or after the date on which they terminate.

(b)           The Options shall terminate prior to the expiration of its term upon termination of your employment with the Company for any reason, other than cause as defined above

The Options may be exercised on or after the termination of employment in accordance with Section 6 of the Plan, only as to that number of shares vested on the date of termination of employment.

6.             Method of Exercise

The Options may be exercised by delivering a notice of exercise (in the form provided by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to the Plan.  In the event of a “cashless exercise”, you may exercise the Options by providing such documentation to the brokerage firm retained by you as such brokerage firm may require.

By exercising the Options you agree that the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligations of the Company arising by reason of the exercise of the Options or the disposition of shares acquired upon such exercise.

7.             Transferability

The Options are not transferable except as specifically allowed under the Plan.

8.             Notices

Any notice provided for in this Option Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or such other address as you hereafter designate by written notice to the Company.

9.             Conflict

The Options are subject to all of the provisions of the Plan, a copy of which is attached to this Option Agreement and its provisions are made a part of this option.  In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.  If the parties hereto shall have any conflict regarding the terms of the Options, the interpretation of the Company’s Compensation Committee shall prevail.

Dated this 12th day of March, 2007.

EVOLVING SYSTEMS, INC.

Duly authorized on behalf of the Board of Directors

By:	/s/ Anita T. Moseley

Printed Name:	Anita T. Moseley

Title:	Senior Vice President and
General Counsel

The undersigned acknowledges receipt of the foregoing option and the Plan and understands that all rights and liabilities with respect to the Options are set forth in this Option Agreement and the Plan.  The undersigned further acknowledges that as of the date of grant of the Options, this Option Agreement sets forth the entire understanding between the undersigned Optionee and the Company and its Affiliates regarding the Options and supersedes all prior oral and written agreements on that subject.

/s/ James E. King
James E. King

Address: